CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Exchange-Traded Fund Trust of our report dated October 26, 2018, relating to the financial statements and financial highlights, which appears in each of the Funds’ (as listed in Appendix A) Annual Report on Form N-CSR for the year ended August 31, 2018. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 27, 2018

Appendix A

Fund Name	Predecessor Fund
Invesco BRIC ETF	Guggenheim BRIC ETF
Invesco Raymond James SB-1 Equity ETF	Guggenheim Raymond James SB-1 Equity ETF
Invesco Wilshire US REIT ETF	Wilshire US REIT ETF

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